Exhibit 99.3

June 10, 2005

TIC
ADDRESS
ADDRESS

RE:	The Emerald Plaza Building, San Diego, California Update on Suspension of Distributions

Dear Emerald Plaza Investor:

This letter serves as an update to my previous letter dated May 24th regarding the suspension of distributions. In order to resume distributions, the following three issues need to be resolved: the renewal of the lease for HQ Global Workplaces; complying with the Debt Service Coverage Ratio (DSCR) requirements; and liquidity (funding) for Tenant Improvement and Leasing Commissions.

Pursuant to the loan agreement, the renewal of the tenant, HQ Global Workplaces, is one of the requirements to suspend the sweeping of funds at the Emerald Plaza property. The terms for this renewal have been agreed to and Triple Net Properties has received an executed amendment from the tenant. In order to have sufficient funds in the HQ Global Workplaces’ Tenant Improvements and Leasing Commissions reserves, the lender has communicated that the sweeps will continue for at least another three months.

In addition to the renewal of the tenant, HQ Global Workplaces, the property must also meet the 1.05 DSCR required by the lender. In calculating the DSCR, the covenants of the loan agreement stipulate certain parameters including incorporating an additional $1.78 per square foot ($631,037 annually) in reserves to the Operating Expenses and using the greater of 4% or the actual management fee (currently 6.0%) charged at the property. We have communicated to the lender that Triple Net Properties would like to defer property management fees to meet the required DSCR at the property. Based on our calculations using April financial information, we would meet the DSCR requirement if 2% of our management fees were deferred. The lender is considering our request for deferral of fees.

In respect to the liquidity issue, this year we have approximately 73,000 square feet of space expiring (this includes HQ Global with 34,971 square feet) and another estimated 85,000 square feet expiring in 2006. Triple Net Properties is working on the renewals and we expect the majority of the existing tenants will remain in the property after their expiration date. However, since the property has a large amount of tenants expiring in the next two years and the recent tenant renewal provides $45.00 per square foot in Tenant Improvements, the lender wants to assure the leasing commission and tenant improvement reserves utilized to complete the renewal transactions will remain adequately funded. The lender is performing internal calculations to determine the amount of funds necessary to adequately fund the reserves. Based on the lender’s preliminary estimates, the reserves may need to be funded by an additional $1,550,000; however, we will communicate the lenders’ final calculations when we receive them.